Exhibit 99

News Release

FOR RELEASE –– JULY 18, 2007

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Corning Announces Quarterly Common Stock Dividend

Board approves stock buyback program

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per share on the company’s common stock and approved the repurchase of $500 million of common stock between now and the end of 2008.

The dividend is payable September 28, 2007 to shareholders of record as of the close of business on August 29, 2007. The aggregate quarterly dividend is estimated at approximately $80 million.

“We believe the timing is right for Corning to begin returning cash to shareholders through a quarterly cash dividend and a share repurchase program,” Wendell P. Weeks, chairman and chief executive officer, said. “Five years ago we set out on a strategy to return Corning to profitability, protect the financial health of the company and continue to invest in our long-term future. We have made significant progress on these objectives.”

Weeks pointed out that Corning’s 2006 net profit after tax, before special items, was $1.78 billion, double what it was in 2000 at the height of the telecommunications boom. This is a non-GAAP financial measure. This and all non-GAAP financial measures are reconciled on the company’s investor relations Web site and in an attachment to this news release. “We reduced our outstanding debt to $1.5 billion by the end of the first quarter from $4.2 billion at the end of 2002. And, the financial rating agencies have recently recognized our improved financial health. We are now rated at the equivalent of BBB+ with all three rating agencies,” he said. In addition, Corning has generated significant operating cash flow in excess of capital expenditures in each of the last four years. “This decision reflects our confidence in our strategic plan and our ability to continue to generate positive free cash flow in the future,” Weeks said.

“At the same time, we recognize that our most important goal is to reinvest in business opportunities that will help deliver future profitable growth for shareholders. We believe that Corning may be on the verge of one of the most productive decades in our history. We will need to make continued investments in research and development expense and capital spending to commercialize our emerging technologies, particularly in the areas of our Epic® System, the world’s first high-throughput label-free drug screening process, which has the potential to shorten the drug discovery cycle; silicon on glass, which could provide longer battery life for handheld consumer electronic devices; microreactors, which have the potential to deliver major process innovation and cost reduction for the chemical processing industry; and other early-stage innovations in our laboratories. We believe these investments have the potential to create significant long-term value for our shareholders,” Weeks said.

The company expects that continued strong business performance in both its consolidated businesses and equity investments will allow Corning to fund investments in new businesses and return cash to shareholders through dividends and share repurchases, while maintaining a strong balance sheet.

The share repurchase program authorizes the purchase of $500 million of the company’s common stock from time to time through open market or private transactions depending on market conditions between now and the end of 2008.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning’s common stock price, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies, and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at
www.corning.com/investor-relations and accompanies this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially.  These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments.  Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2006
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per	Income (Loss) Before	Net
	Share	Income Taxes	Income (Loss)
Earnings per share (EPS) and net income, excluding special items	$1.12	$1,014	$1,785
Special items:
Restructuring, impairment, and other (charges) and credits (a)	(0.03)	(44)	(44)
Asbestos settlement (b)		2	2
Loss on repurchases of debt, net	(0.01)	(11)	(11)
Provision for income taxes (c)	0.05		83
Equity in earnings of affiliated companies (d)	0.03		40

Total EPS and net income	$1.16	$961	$1,855

(a)	Amount represents a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.

(b)	As a result of Corning’s proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. For 2006, Corning recorded a credit of $2 million (before- and after-tax) including a credit of $24 million for the change in Corning’s common stock price of $18.71 at December 31, 2006, compared to $19.66 at December 31, 2005 and a $22 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c)	Amount reflects a $73 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany and a $10 million tax benefit from the release of our valuation allowance on Australian tax benefits.

(d)	Amount reflects the following items which increased Corning’s equity earnings by $40 million (net) in 2006: an impairment charge for certain long-lived assets of Samsung Corning; the impact of Samsung Corning’s establishment of a valuation allowance against certain deferred tax assets; a gain on the sale of land at Samsung Corning; and Corning’s share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.